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                                                                EXHIBIT 21

                    LIST OF GENTEX CORPORATION SUBSIDIARIES





1. E.C. Aviation Services, Inc., a Michigan corporation, is a wholly-owned subsidiary of Gentex Corporation.


2. Gentex International Corporation, a Foreign Sales Corporation incorporated in Barbados, is a wholly-owned subsidiary of Gentex Corporation.


3. Gentex Holdings, Inc., a Michigan corporation, is a wholly-owned subsidiary of Gentex Corporation.


4. Gentex GmbH, a German limited liability company, is a subsidiary 50% owned by Gentex Corporation and 50% owned by Gentex Holdings, Inc.





                                   Exhibit 21





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